Exhibit 99.1

LAVA Medtech Acquisition Corp. Announces the Separate Trading of its shares of Class A Common Stock and Warrants, Commencing December 17, 2021

Waltham, MA, December 16, 2021 – LAVA Medtech Acquisition Corp. (the “Company”) (NASDAQ: LVACU) announced today that, commencing December 17, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s shares of Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and the warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “LVAC” and “LVACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “LVACU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into shares of Class A common stock and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LAVA Medtech Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company is led by Chairman Richard “Dick” Emmitt; Chief Executive Officer Anthony Natale, M.D.; President Gerry Brunk; Executive Vice President Daniel Hetu, M.D.; and Chief Financial Officer Vasco Larcina. In addition to Dr. Natale and Messrs. Brunk and Emmitt, the Company’s Board of Directors includes Peter van der Velden and Fritz LaPorte.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Anthony Natale
Chief Executive Officer
Tel: (617) 600-4054
Email: info@lavamedtechacquisition.com
Website: www.lavamedtechacquisition.com